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                                                                     EXHIBIT 5.1

                        [APACHE CORPORATION LETTERHEAD]

                              September 19, 1995

Apache Corporation
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400

Dear Ladies and Gentlemen:

         I am General Counsel to Apache Corporation, a Delaware corporation (the "Company"), and am rendering this opinion in my capacity as such in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,868,318 shares (the "Shares") of the Company's common stock, $1.25 par value ("Common Stock"), to be offered upon the conversion of $88,000,000 principal amount of 6% Convertible Subordinated Debentures due 2002 (the "Debentures") which were issued by the Company pursuant to that certain Fiscal Agency Agreement dated January 4, 1995 by and between the Company and Chemical Bank, as fiscal agent (the "Fiscal Agency Agreement").

         In connection therewith, I have examined the Registration Statement on Form S-3 (the "Registration Statement") covering the shares to be registered to be filed with the Securities and Exchange Commission and originals or copies certified or otherwise identified to my satisfaction of (i) the Restated Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended at the date of any action or proceeding relating to the issuance of the Shares, (ii) records of the corporate proceedings of the Company with respect to the issuance of the Shares, and (iii) such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein.

         I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.


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Apache Corporation
September 19, 1995
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         Based on the foregoing, and having regard for such legal
considerations as I have deemed relevant, I am of the opinion that the 2,868,318 shares of Common Stock proposed to be issued have been duly and validly authorized for issuance and, when issued upon conversion of the Debentures in accordance with the terms of the Fiscal Agency Agreement, will be duly and validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                        Very truly yours,
                                        /s/ Z.S. Kobiashvili
                                        ---------------------------------
                                        Z. S. KOBIASHVILI